Offer by

Neuberger Berman Real Estate Securities Income Fund Inc.

to Purchase for Cash
Up To 100% of Its Outstanding Shares
of Preferred Stock
(Designated Auction Market Preferred Shares – All Series)
________________

March 1, 2011

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated March 1, 2011 in connection with the offer by Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), to purchase for cash up to 100% of its outstanding shares of preferred stock, par value $0.0001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A, Auction Market Preferred Shares, Series B, Auction Market Preferred Shares, Series C, Auction Market Preferred Shares, Series D, Auction Market Preferred Shares, Series E, Auction Market Preferred Shares, Series F, Auction Market Preferred Shares, Series G, and Auction Market Preferred Shares, Series H (collectively, the “Preferred Stock”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and a related Letter of Transmittal (which together constitute the “Offer Documents”).  The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference per share (or $24,500 per share), plus any unpaid dividends accrued through March 28, 2011, or such later date to which the Offer is extended.

We are the registered holder of record of Preferred Stock held for your account.  A tender of such Preferred Stock can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Stock held by us for your account.

We request instructions as to whether you wish us to tender all or any shares of Preferred Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.
The purchase price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 98% of the liquidation preference per share (or $24,500 per share), plus any unpaid dividends accrued through March 25, 2011, or such later date to which the Offer is extended. When considering whether to tender Preferred Stock, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the Fund.
2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Monday, March 28, 2011, unless the Offer is extended.
3.	The Offer is not conditioned upon any minimum number of shares of Preferred Stock being tendered but is subject to certain conditions as described in the Offer to Purchase.
4.
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Preferred Stock validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase).

5.	Any stock transfer taxes applicable to the sale of Preferred Stock to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.
6.
No fees or commissions will be payable to the Fund in connection with the Offer.  However, brokers and other nominees who tender Preferred Stock pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your shares of Preferred Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Preferred Stock, all such Preferred Stock will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund nor its Board of Directors (“Board”) is making any recommendation to any holder of Preferred Stock as to whether to tender or refrain from tendering Preferred Stock in the Offer. Each holder of Preferred Stock is urged to read the Offer Documents and accompanying materials carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

Payment for Preferred Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by Continental Stock Transfer & Trust Company (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Stock into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer

Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering holders of Preferred Stock at the same time depending upon when confirmations of book-entry transfer of such Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by
Neuberger Berman Real Estate Securities Income Fund Inc.
to Purchase for Cash
Up To 100% of Its Outstanding Shares of Preferred Stock

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated March 1, 2011, in connection with the offer by Neuberger Berman Real Estate Securities Income Fund Inc., a Maryland corporation (the “Fund”), to purchase for cash up to 100% of its outstanding shares of preferred stock, par value $0.0001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series A, Auction Market Preferred Shares, Series B, Auction Market Preferred Shares, Series C, Auction Market Preferred Shares, Series D, Auction Market Preferred Shares, Series E, Auction Market Preferred Shares, Series F, Auction Market Preferred Shares, Series G, and Auction Market Preferred Shares, Series H (collectively, the “Preferred Stock”).

This will instruct you to tender the number of shares of the Preferred Stock as indicated below (or if no number is indicated below, all the Preferred Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of shares of Preferred Stock to be Tendered: _____________ shares of Preferred Stock* Dated ________________, 2011
SIGN HERE

___________________________________________________

___________________________________________________
Signature(s)
___________________________________________________
Please type or print name(s)
___________________________________________________
Please type or print address
___________________________________________________
Area Code and Telephone Number
___________________________________________________
Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Stock.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

___________
*	Unless otherwise indicated, it will be assumed that all Preferred Stock held by us for your account is to be tendered.